UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2012

Gardner Denver, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13215	76-0419383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Liberty Ridge Drive, Suite 3000 Wayne, PA	19087
(Address of Principal Executive Offices)	(Zip Code)
(610) 249-2000 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

Severance Program

On July 30, 2012, the Management Development & Compensation Committee of the Board of Directors (the “Compensation Committee”) approved an executive severance compensation program (the “Severance Program”).  The Severance Program establishes two tiers of participants with different severance benefits.  Tier I participants include the Chief Executive Officer and Chief Financial Officer.  Tier II participants include the Corporate Controller, President of the Industrial Products Group, Vice President of Human Resources, General Counsel and Chief Information Officer.  The Compensation Committee may add new participants to the Severance Program at any time.

For both Tier I and Tier II participants, cash severance benefits would be provided only upon (a) involuntary termination of employment “without cause” or (b) voluntary separation for a “good reason.”  No cash severance benefits would be provided upon a termination “for cause” or upon separation from service as a result of disability, retirement or death.  The participants in the Severance Program will also be required to agree to certain non-competition, non-disclosure and non-solicitation covenants and will be subject to a waiver of rights to pursue certain claims against Gardner Denver, Inc. (the “Company”).

Under the Severance Program, cash severance amounts would be two times the annual base salary plus target annual cash bonus opportunity for Tier 1 participants and one times annual base salary plus target annual cash bonus opportunity for Tier II participants.  In addition, under the Severance Program, participants will be entitled to receive a prorated annual cash bonus award payment based on actual Company performance, as provided in the Company's Executive Annual Bonus Plan.  Participants would also be entitled to health and welfare insurance benefits for 18 months from the date of termination and outplacement services assistance with a maximum benefit of $50,000.  Participants with prior severance arrangements in their initial employment offer letters would be entitled to the greater of the benefits under the Severance Program or their employment offer letter.  In no event will participants be entitled to dual payments under their respective offer letters and the Severance Program.  The Compensation Committee is required to give each participant ninety days advance notice of any changes to the Severance Program if the changes have a material adverse effect on the participants.

Amendment to Forms of Change in Control Agreements

                On July 30, 2012, the Compensation Committee approved amendments to the forms of change in control agreements (“CIC Agreements”).  As further described in the Gardner Denver, Inc. Proxy Statement for its 2012 Annual Meeting of Shareholders under “Potential Payments Upon Termination or Change in Control,” the Company has forms of change in control agreements with its key executive officers, which generally remain in effect as long as the executive officer is an employee of the Company and provide for compensation in specified cases involving a change in control.

The amendments eliminate excise tax gross up payments that were included in the prior CIC Agreements.  Furthermore, the amendments add a modified cut back or alternative cap provision to the prior CIC Agreements whereby change in control payments are cut back if doing so would result in greater after-tax proceeds to participants absent such cutback.  No other changes were made to the prior CIC Agreements.

               All change in control agreements that were entered into prior to July 30, 2012 will remain in effect and are not impacted by the changes described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GARDNER DENVER, INC.
Date: August 3, 2012	By:	/s/ Brent A. Walters
Brent A. Walters
Vice President, General Counsel, Chief Compliance Officer & Secretary